EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made effective as of the 8th day of December, 2008 (the “Effective Date”) by and between GLEN COURTRIGHT, individually, whose address is 5440 Clarington Road Dayton, Ohio 45429 (hereinafter, at times, referred to as the "Employee"), and ECOSYSTEM CORPORATION, a corporation of the State of Delaware, whose address is One Penn Plaza, Suite 1612, New York, New York 10119  (hereinafter, at times, along with any affiliated or related entities, referred to as "EcoSystem").  EcoSystem and Employee shall hereinafter collectively, at times, be referred to as the "Parties" or individually, at times, as a "Party" and this Employment Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS:

A.
EcoSystem develops and uses bioreactor technologies designed to harness balanced applications of biological, chemical and mechanical processes to produce value-added carbon-negative products in unconventional but sustainable ways (the “Business”);

B.
EcoSystem desires to obtain the continuing services of Employee in the capacity of PRESIDENT AND CHIEF EXECUTIVE OFFICER of EcoSystem, and Employee desires to provide services to EcoSystem as its employee, in such capacities, and in accordance with the terms, conditions and covenants set forth in this Agreement; and,

C.
EcoSystem would not have provided Employee with the opportunities, information and other benefits hereinafter described if Employee had not agreed to provide full time and exclusive services relative to the Business for EcoSystem as specified hereunder for the full term hereof and pursuant to the terms, conditions and covenants of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           EMPLOYMENT

A.           Employment

EcoSystem hereby hires and employs Employee to serve as its PRESIDENT AND CHIEF EXECUTIVE OFFICER. Employee shall have those duties and responsibilities as shall be determined, from time to time, by EcoSystem’s Board of Directors.

B.           Acceptance

Employee hereby accepts its employment hereunder, subject to all of the terms, conditions and covenants contained in this Agreement.

C.	Loyalty
Employee shall devote his FULL AND EXCLUSIVE TIME relative to the Business, attention and best efforts to the performance of his duties under this Agreement. During the term of his employment under this Agreement, Employee shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express prior written consent of EcoSystem obtained in each instance, voluntarily engage in any conduct, litigation, business practice, governmental, regulatory or administrative agency’s investigation or dispute or in any activity whatsoever competitive with, adverse to or detrimental to the business or affairs of EcoSystem, whether alone, as a partner, or as a past or present officer, director, employee, agent, member or shareholder or in any other capacity whatsoever, of any company or other entity except under, and pursuant to, this Agreement, and all fees, commissions, or other income attributable to Employee's business services relative to the Business during the term of this Agreement shall inure to and belong to and be the sole property of EcoSystem, as the case may be, subject to the terms and conditions set forth below.

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Except as noted in Exhibit A (attached hereto), Employee shall not act as an employee, consultant, independent contractor or otherwise for any other person, corporation, LLC, LLP, joint venture, partnership or other entity whatsoever nor conduct any other business whatsoever during the term of this Agreement without the express written consent of EcoSystem obtained in each instance in advance except as provided herein. Notwithstanding the foregoing to the contrary, nothing herein shall prevent Employee from being a passive investor or receiving dividend or interest income or capital gains from investments, all of which EcoSystem acknowledges it shall have no entitlement to. Furthermore, Employee may serve as a member of a board of directors or other organization(s) which do not compete with EcoSystem and which do not pose any conflict of interest or appearance of conflict of interest, and may participate in other professional, civic, governmental organizations or activities which do not materially affect Employee’s ability to carry out its full time duties hereunder. Any and all such activities shall be disclosed to EcoSystem’s Board of Directors, in advance, during the term of this Agreement.

D.           Location

Employee shall perform services for EcoSystem at EcoSystem’s offices in Dayton, Ohio and at such locations as may be mutually agreed upon by the Parties from time to time.

2.           RESPONSIBILITIES OF EMPLOYEE

A.           Best Efforts

Employee shall use his best efforts on a full time and regular basis to perform those services which are customary and consistent with Employee’s role with EcoSystem, or as otherwise directed by EcoSystem’s Chief Executive Officer and assist EcoSystem in a diligent and aggressive manner with the operation and growth of EcoSystem and in developing and obtaining new business, acquisition targets, technologies, strategic alliances and other growth producing opportunities.

B.           Cooperation and Conduct

Employee shall work with EcoSystem to assure that he and all employees of EcoSystem at all times cooperate with EcoSystem personnel, conduct themselves in a manner consistent with the high image, reputation and credibility of EcoSystem and engage in no activities which reflect adversely on EcoSystem.

C.           Reports

Employee shall furnish EcoSystem, at intervals as reasonably requested by EcoSystem, with all financial reports, budgets, forecasts, and such other information regarding his business efforts on behalf of EcoSystem under this Agreement as EcoSystem may request from time to time.

D.           Meetings

Employee shall attend any and all meetings and trade shows as reasonably required by EcoSystem, at EcoSystem’s expense.

E.           Compliance with Laws

Employee shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder.

F.           Business Practices

Employee acknowledges EcoSystem's corporate policy prohibiting its employees from receiving or offering any gifts, rebates or other payments in connection with any EcoSystem related business transaction or relationship, and hereby represents and covenants that he has not made, and will not make, any such payment(s) in connection with any EcoSystem related business transaction or relationship and will notify EcoSystem immediately if any party requests that any such prohibited payment be made.

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3.           SCOPE AND LIMITATIONS OF EMPLOYEE'S AUTHORITY

A.           Trade Practices

At no time shall Employee make any false or misleading representations or engage in any other unfair or deceptive trade practices with respect to EcoSystem. Employee shall refrain from communicating any representations, guarantees or warranties with respect to EcoSystem, except such as are authorized expressly by EcoSystem in writing or are set forth in EcoSystem's literature.

B.           Relationship of the Parties

Employee acknowledges that he is being engaged hereunder as a full time employee of EcoSystem.  Employee shall not engage in any other commercial venture during the term hereof without EcoSystem’s prior written consent.  Subject to the exclusions specifically set forth in Section 1 hereof, Employee further acknowledges and agrees that all income or other earnings which accrue to Employee from his business efforts relative to the Business on behalf of EcoSystem during the term of this Agreement (and any extension thereof) shall be the sole and exclusive property of EcoSystem, except as may be otherwise agreed upon in writing.

4.           COMPENSATION

A.           Salary

Subject to the terms hereof, the compensation to be paid by EcoSystem to Employee in consideration for all services rendered hereunder shall be an annual salary of ONE HUNDRED TWENTY FIVE THOUSAND ($125,000.00) DOLLARS, U.S. currency, which salary shall be payable in the form of registered shares of EcoSystem common stock until such time as EcoSystem either (a) completes an equity financing of at least $500,000 or (b) generates sufficient positive cash flows to support said salaries.

Upon the satisfaction of at least one of the conditions in the preceding sentence, salary is to be paid to Employee by EcoSystem within its normal modes of payment (i.e., weekly, bi-weekly, or monthly) and shall be subject to all applicable Federal and state withholdings; provided, however, that salaries may still thereafter be paid in the form of EcoSystem common stock with the consent of Employee and shall be subject to all applicable Federal and state withholdings. Employee’s annual salary shall automatically increase to ONE HUNDRED FIFTY THOUSAND ($150,000.00) DOLLARS, U.S. currency upon the completion of EcoSystem’s first bioreactor bench study. Any further increases in Employee’s salary shall be made in the discretion of EcoSystem’s Board of Directors.

B.           Vacation

Employee shall be entitled to FOUR (4) WEEKS (TWENTY (20) WORKING DAYS) of paid vacation hereunder, at times and for duration to be discussed in advance and agreed upon by EcoSystem’s Board of Directors.

C.           Benefit Plans

Employee shall be entitled to participate in benefit plans maintained by Sustainable or Employer, pursuant to the terms and conditions of such plans, if any, if approved by the Board of Directors and stockholders of Employer. At a minimum, such benefit plans shall be the same as or similar to those provided to other executives of EcoSystem.

D.           Health Insurance

Employee shall be eligible for health insurance benefits (for himself, his spouse and children) provided by Sustainable or EcoSystem in accordance with the policy in place for Sustainable or EcoSystem, which may be modified from time to time, in EcoSystem’s sole and absolute discretion.

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E.           Bonuses

Employee shall receive a signing bonus of FIFTEEN THOUSAND ($15,000) DOLLARS, payable upon completion of EcoSystem’s first equity or debt financing. Employee’s performance shall be reviewed hereunder not less than annually and EcoSystem’s Board of Directors may, but shall not be required to, in its sole discretion, pay Employee a bonus based upon Employee’s performance hereunder.

F.           EcoSystem Stock; Performance Based Compensation

Upon the execution hereof, the Employee shall receive: (a) FIVE MILLION (5,000,000) shares of EcoSystem common stock; (b) an option to purchase TWENTY MILLION (20,000,000) shares of EcoSystem common stock at $0.01 per share (the “First Option”); and (b) an option to purchase TWENTY FIVE MILLION (25,000,000) shares of EcoSystem common stock at $0.05 per share (the “Second Option”); provided, however, that the First Option shall vest in full upon the completion of construction of a prototype commercial scale (as opposed to bench and pilot scale implementations) bioreactor capable of producing a minimum of 2,500 tons of biomass per year, and the Second Option shall vest in full upon the realization by EcoSystem of FIVE MILLION ($5,000,000) DOLLARS in annualized EBITDA.

G.	Technology Invention
EcoSystem is a technology-centric company and its continued evolution will require the continued development of technologies that enhance earnings and are accretive to EcoSystem’s shareholder wealth. Employee shall, as part of its duties hereunder, strive to continuously improve EcoSystem’s technologies, operations and production facilities and to assist with the development of strategically compatible new technologies. Employee shall receive, provided that EcoSystem is producing positive cash flows from operations, additional annual bonuses, paid as a percentage of EcoSystem’s annualized EBITDA based on the following schedule:

EBITDAAnnual Bonus as Percent of EBITDA
Up to $5,000,000 None
$5,000,001 to $10,000,000 FIVE PERCENT (5%)
$10,000,001 and above TWO PERCENT (2%)

5.           EMPLOYEE'S BUSINESS EXPENSES

Employee shall be reimbursed for normal and necessary business expenses incurred in connection with his business efforts on EcoSystem’s behalf hereunder. Said expenses shall be presented to EcoSystem in accordance with its customary policy for approval and shall be promptly reimbursed.

6.           TAXES

EcoSystem as may be relevant shall withhold all applicable employment taxes, including Federal and state income taxes, Social Security and unemployment taxes, disability or any similar taxes or other payments, with respect to amounts earned or received by Employee hereunder.

7.           COVENANTS

A.           Confidential Information

Employee acknowledges that during the term of this Agreement and otherwise during the course of performing services for EcoSystem, Employee shall have access to certain written and non-written information which EcoSystem considers confidential and proprietary ("Confidential Information"). In consideration for Employee being granted access to such Confidential Information and for the other benefits hereunder, Employee hereby agrees that, during the term of this Agreement and thereafter for a period of THREE (3) YEARS, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of EcoSystem obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information.  As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of EcoSystem which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, EcoSystem financial statements; customer and potential customer identities; names and qualifications of EcoSystem employees, suppliers; pricing methodologies and profit margins, including information regarding competitive bids, business or acquisition strategies,  internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by EcoSystem in connection with its business, and the existence and terms of this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of Employee or its employees or agents.

B.           Non-Solicitation

For a period of ONE (1) YEAR after the termination of Employee’s  relationship with EcoSystem hereunder, without regard to the manner and method of termination (other than the death of Employee), he shall not, without the prior written consent of the EcoSystem, which consent shall not be unreasonably withheld, obtained in each instance, solicit business, accept business from, or deal with any client, customer, supplier, vendor, manufacturer, fulfillment company, distributor or other business account (or prospective account which EcoSystem has in development) of EcoSystem in the capacity of a salesman or in any other capacity which could negatively impact EcoSystem’s sales or relationships with its customers, clients, vendors, suppliers, manufacturers or other business relationships, nor shall he solicit for employment any person who was or is an employee of EcoSystem or any affiliated or related entity of EcoSystem at any time prior to or during the term of this Agreement.  If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then, such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.  Nothing herein contained shall be deemed to prevent Employee from accepting employment, whether full time or part time with any company, entity, individual who was not a client of EcoSystem at the time of termination or who is not in a consulting business, as a member of such company’s in-house staff.

C.           Covenant Not To Compete

Employee agrees that during the term of this Agreement, and for a period of THREE (3) YEAR following the termination of his relationship with the EcoSystem hereunder, regardless of the method or manner of such termination, unless such termination is initiated by EcoSystem without cause, he shall not, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise, as a principal, agent, officer, director, shareholder, member, employee, consultant, employee or in any manner whatsoever, carry on or be engaged in or connected with or interested in, advise, or permit his name or any part thereof to be utilized, or be employed by any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise engaged in or connected with or interested in a business or venture which competes, in whole or in part, with the Business wherever EcoSystem conducts operations with one or more of EcoSystem’s proprietary technologies and/or processes, including, for example and without limitation, EcoSystem’s bioreactor technologies.  Employee acknowledges that EcoSystem intends to conduct business throughout the United States of America and therefore requires the geographic breadth of the foregoing restriction.  If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent Employee from accepting employment, whether full time or part time with any company, entity, individual who was not a client of EcoSystem at the time of termination or who is not in a consulting business, as a member of such company’s in-house staff.

D.           Equitable Remedies

The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of EcoSystem and are considered by the Employee to be reasonable for such purpose. The Employee acknowledges and agrees that any breach of this Section 7 is likely to cause EcoSystem substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees and consents that EcoSystem, in addition to such other remedies which may be available, shall have the right to obtain temporary or permanent injunctive relief (along with reasonable legal fees and costs provided EcoSystem is the prevailing party) restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 without the necessity of proof of actual damages. Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

8.           DURATION OF AGREEMENT/TERMINATION/SURVIVAL

A.           Duration

Except in the case of earlier termination, as hereinafter specifically provided, the term (the “Employment Period”) of this Agreement shall be as of the date first above written (the effective date hereof) through and including FIVE (5) YEARS from the date first above written; provided, however, that after expiration of the employment period, this Agreement and the Employment Period shall automatically be renewed each January 1 for successive one-year terms so that the remaining term of this Agreement and the Employment Period shall continue to be one year at all times after expiration of the employment period unless EcoSystem or the Employee delivers written notice to the other party at least SIXTY (60) DAYS preceding the expiration of the employment period or any one-year extension date of the intention not to extend the term of this Agreement.

B.           Termination

Either Employee or EcoSystem may terminate this Agreement at will, with or without cause, at any time during the employment period or any extension term (hereinafter referred to as the "Termination Date").  If the termination is without cause, SIXTY (60) DAYS advance written notice must be provided by the terminating Party to the other Party.  EACH PARTY ACKNOWLEDGES THAT SUCH TIME PERIOD IS ADEQUATE TO ALLOW IT TO TAKE ALL ACTIONS REQUIRED TO ADJUST ITS BUSINESS OPERATIONS IN ANTICIPATION OF TERMINATION. If the termination is for Cause, no advance notice shall be required, but may be provided at the option of the terminating Party. “Cause” for purposes of this paragraph shall include, but not necessarily be limited to, the following:

(1)	Termination by Employee

In the case of termination by Employee, Cause shall exist if EcoSystem breaches any provision of this Agreement or any other agreement to which Employee and EcoSystem are parties. If Employee terminates his employment hereunder without cause, he shall forfeit any remaining salary then payable hereunder for the remaining duration of the term of this Agreement but shall be entitled to all compensation due him as of the date of termination.

(2)           Termination by EcoSystem

In the case of termination by EcoSystem, Cause shall exist if Employee acts in any way damaging or detrimental to the business or business reputation of EcoSystem or in any manner which EcoSystem believes, in its’ sole and absolute discretion, to be damaging or detrimental to or not in compliance with the professional manner in which EcoSystem conducts its business or otherwise based upon poor performance hereunder as determined by EcoSystem’s Board of Directors. Notwithstanding the operation of the terms hereof pertaining to the obligations of EcoSystem under circumstances involving any termination or other expiration of this Agreement, if EcoSystem terminates Employee’s employment hereunder without cause, Employee shall be entitled all salary payable for the balance of the Employment Period of this Agreement.

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(3)	Additional Cause

Except under any circumstances involving the Employee’s disability, incapacitation or untimely death, in which case this Agreement and all rights inuring to the benefit of Employee hereunder may be assigned to Employee’s trustee(s), guardian(s), survivors or estate, at their or its sole option, Cause shall exist for termination by either Party if the other Party assigns or attempts to assign this Agreement, except as permitted hereunder, liquidates or terminates its business, is adjudicated a bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors, or files or has filed against it any similar proceeding, commits any crime (felony or misdemeanor) or has any investigation or other governmental inquiry brought against it.

(4)           Effect of Termination

In the event of the termination of Employee’s employment for any reason, (a) any outstanding EcoSystem stock options issued to Employee hereunder that have not, at the time of any such termination, not vested pursuant to the terms hereof shall be forfeit by Employee and shall be automatically cancelled on EcoSystem’s books and records.

C.           No Damages

THIS AGREEMENT IS EXECUTED BY BOTH ECOSYSTEM AND EXECUTIVE WITH THE KNOWLEDGE THAT IT MAY BE TERMINATED OR NOT EXTENDED. EXECUTIVE ACKNOWLEDGES THAT APART FROM THE TERMS OF THIS AGREEMENT, ECOSYSTEM HAS MADE NO REPRESENTATION AS TO THE LENGTH OF TIME DURING WHICH THIS AGREEMENT WILL REMAIN IN FORCE.

D.           Survival

ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, OR IN ANY SCHEDULE, CERTIFICATE, DOCUMENT OR STATEMENT DELIVERED PURSUANT HERETO, SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN RELIED UPON (AND NOT BE AFFECTED IN ANY RESPECT BY) THE TERMINATION OF THIS AGREEMENT.

9.           ASSIGNMENT

No Party may assign, transfer or sell all of any of its rights under this Agreement (or delegate all or any of its obligations hereunder) without the prior written consent of the other Party. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

10.           WAIVER

The waiver by either Party of any of its rights or any breaches of the other Party under this Agreement must be in writing to be effective and any such waiver in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances.  All remedies, rights undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

11.           NOTICES

All notices and demands of any kind which either EcoSystem or Employee may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by personal delivery, by certified mail-return receipt requested or by commercial courier service, at the addresses set forth in this Agreement or at such other addresses as may be designated hereafter by the Parties in writing.  If by personal delivery or commercial courier, service shall be deemed complete upon the delivery date.  If by certified mail, service shall be deemed complete upon the date of the mailing.

12.           SEVERABILITY

In the event that any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

13.           PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

14.           ENTIRE AGREEMENT

This Agreement constitutes the final agreement between the Parties pertaining in any manner to the subject matter hereof, and contains all of the covenants and undertakings between the Parties with respect to said subject matter.  Each party to this Agreement acknowledges that no written or oral representations, inducements, promises or agreements have been made which are not embodied herein and the Parties will not rely on any future oral representations, inducements, promises or agreements unless embodied in a written amendment hereto.  Any and all prior or contemporaneous, written or oral agreements between the Parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement.  Except as otherwise provided herein, this Agreement may not be amended, modified or supplemented, except by a written instrument signed by both parties hereto. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESS PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.

15.           COUNTERPARTS

This Agreement may be executed in ONE (1) or more counterparts, each of which will be deemed to be any original copy of this Agreement and all of which, taken together, shall be deemed to constitute ONE (1) and the same Agreement.

16.           CONSENT TO JURISDICTION

EcoSystem and Employee hereby submit and consent to the exclusive venue and jurisdiction of the Supreme Court of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. EcoSystem and Employee agree that service of process may be made in any manner permitted by the laws of the State of New York or the federal laws of the United States in any such action, suit or proceeding against EcoSystem and Employee with respect to this Agreement.  EcoSystem and Employee agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

17.           ADVICE OF COUNSEL

THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first appearing above by their duly authorized officers, as set forth below.

ECOSYSTEM CORPORATION

By:           __________________________________
KEVIN KREISLER
Chairman

EMPLOYEE

By:           __________________________________
GLEN COURTRIGHT
Individually

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